Exhibit 99.1

Electro Scientific Industries Completes Accounting Review; Revises Restatements of Prior Periods and Results of Third Quarter of 2003

    PORTLAND, Ore.--(BUSINESS WIRE)--July 15, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIOE) announced today that its audit committee has completed its review of certain accounting matters. As a result of the review, the Company intends to restate its financial statements for the fiscal year ended June 1, 2002 and the quarters ended August 31, 2002 and November 30, 2002, and to revise its announced results for the third fiscal quarter ended March 1, 2003.
    Although the review conducted by the Company's audit committee has been completed, the Company's independent auditors have not yet completed their audit of fiscal year 2003, which ended May 31, 2003, nor have they completed their review with the Company of the adjustments resulting from the audit committee's review. The completion of the fiscal year 2003 audit and review of the adjustments by the Company's independent auditors could result in further restatement of the Company's financial statements beyond those described below. The Company plans to file an amended annual report on Form 10-K/A for the fiscal year ended June 1, 2002, amended quarterly reports on Form 10-Q/A for the fiscal quarters ended August 31, 2002 and November 30, 2002, and a quarterly report on Form 10-Q for the fiscal quarter ended March 1, 2003 after completion by the Company's independent auditors of the audit of fiscal year 2003 and the independent auditors' review of the restatement adjustments, which the Company expects will be concluded by August 11, 2003.
    Currently, the Company expects that its results for the fiscal year ended June 1, 2002 will be restated to increase the net loss of $16.0 million, or $0.58 per share, as previously reported in the Company's annual report on Form 10-K filed August 20, 2002, to a net loss of $17.6 million, or $0.64 per share. It further expects that net sales will be reduced from $166.5 million, as previously reported, to $162.9 million. In addition, the Company expects that the deferred revenue balance at June 1, 2002 will be increased from $1.9 million to $5.3 million.
    The Company also currently anticipates that its first quarter of fiscal 2003 will be restated to result in a net loss of $3.3 million, or $0.12 per share, and that its results for the second quarter of fiscal 2003 will be restated to result in a net loss of $13.2 million, or $0.48 per share. The Company believes net sales will be reduced to $39.4 million in the first quarter and increased to $43.4 million in the second quarter. In addition, the Company expects that the deferred revenue balance will increase from $5.3 million at the end of fiscal 2002 to $9.1 million at the end of the first quarter of fiscal 2003, and then decrease to $8.7 million at the end of the second quarter of fiscal 2003.
    For the third quarter of fiscal 2003, the Company expects net sales of $31.7 million. The net loss in the third quarter is expected to be $12.7 million, or $0.46 per share. In addition, the Company expects that the deferred revenue balance at the end of the third quarter will be $11.9 million.
    The restatements are not expected to affect the cash flows or overall financial condition of the Company. See the attached table for supplemental financial information.
    The Company will not hold a conference call in conjunction with this press release. ESI will schedule a conference call subsequent to the release of fiscal year 2003 audited financial results. As previously noted, the Company expects to conclude the audit of its fiscal year 2003 financial results by August 11, 2003.

    This press release includes forward-looking statements, which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements include statements about the results of the audit committee's review of the Company's financial statements, the anticipated filing by the Company of its amended reports containing restated financial statements and its Form 10-Q for the third quarter of fiscal 2003 and statements regarding the procedures to be completed by the Company's independent auditors and the anticipated outcome of such procedures. Such statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The Company or the Company's independent auditors may discover new information and determine that further accounting adjustments should be made, which may materially increase the amount of the adjustments that the Company currently believes it will record for fiscal 2002 and the first, second and third quarters of fiscal 2003, or may require a restatement of other periods. Other risks are discussed in more detail in the Company's annual report on Form 10-K and interim reports on Form 10-Q.

    About ESI

    ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the Company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.




                  Electro Scientific Industries, Inc.
                  Supplemental Financial Information
                 (In thousands, except per share data)
                              (Unaudited)


                     Twelve                                   Three
                     Months      Three Months    Six Months   Months
                     Ended           Ended          Ended     Ended
                     ------    -----------------   -------   --------
                     June 1,   Aug. 31,  Nov. 30,  Nov. 30,   March 1,
                      2002       2002      2002     2002      2003(2)
                    -------     -------   -------  -------    -------

As Previously Reported (1):

   Net sales        $166,545    $42,961   $43,302   $86,263       n/a

   Net income
    (loss)          $(15,961)      $158   $(9,548)  $(9,390)      n/a

   Net income (loss) per share -
    basic and diluted $(0.58)     $0.01    $(0.34)   $(0.34)      n/a


As Restated:

   Net sales        $162,885    $39,360   $43,416   $82,776   $31,706

   Net loss         $(17,599)   $(3,286) $(13,191) $(16,477) $(12,701)

   Net loss per share
    basic and diluted $(0.64)    $(0.12)   $(0.48)   $(0.60)   $(0.46)



    (1) As previously reported in ESI's Form 10-K or Form 10-Q, as applicable, for the relevant period.

    (2) ESI's Form 10-Q for this period has not been filed.

    CONTACT: Electro Scientific Industries, Inc.
             Joe Reinhart, 503/671-5500